FOR IMMEDIATE RELEASE               Contact:     Michael Schundler
                                                 Chief Operating Officer
                                                 PH:  (954) 986-7506



                   SHERIDAN HEALTHCARE ANNOUNCES ACQUISITION

Hollywood, Florida (March 6, 1998) - Sheridan Healthcare, Inc. (Nasdaq/NM:SHCR) announced today that it recently entered into a long-term management agreement with a hospital-based perinatology practice in Texas. The newly managed practice includes two perinatologists who provide services to high-risk obstetric patients at a large tertiary hospital.

     Mitchell Eisenberg, M.D., Chairman and Chief Executive Officer of Sheridan Healthcare, Inc., commented, "We are very pleased to be affiliated with this successful perinatology practice, which provides Sheridan with a base that can be used to build an integrated network in a new geographic market."

     Sheridan Healthcare, Inc. is a physician practice management company which provides specialist physician services at hospital and ambulatory surgical facilities in the areas of anesthesia, pediatrics, emergency services, obstetrics and perinatology, and owns and operates, or manages, office-based primary care, obstetrical, gynecological, pain management and surgical physician practices. The Company is currently affiliated with approximately 240 physicians practicing under 53 specialty service contracts at 36 hospitals and at 21 office locations.

     Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include fluctuations in the volume of procedures delivered by the Company's affiliated physicians, changes in the reimbursement rates for thos e procedures, uncertainty about the ability to collect the appropriate fees for those procedures, fluctuations in the cost and utilization rates of referral services used by patients that are subject to shared-risk capitation arrangements, the loss of significant hospital or third-party payor relationships, and changes in the number of patients using the Company's physician services, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

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